THIS AGREEMENT made the 20 day of October 2003.

BETWEEN:-

1. **ACCESS DEVICES DIGITAL LIMITED** of 6th floor , 58 Uxbridge Road, London, W5 2ST, UK (ADDL)
2. **DAEWOO ELECTRONICS UK LIMITED** of Rathenraw Industrial Estate, 62/82 Greystone Road, Antrim, Northern Ireland, BT41 1NU ("DEUK").

RECITALS:-

A. ADDL and DEUK have agreed to co-operate for the purpose of producing and bringing to market free to view digital terrestrial television receivers.

B. DEUK has agreed to manufacture and supply to ADDL and ADDL's customers free to view digital terrestrial television receivers.

C DEUK has the right to sell this product to DEUK's customers under the Daewoo brand name or under its customer preferred brand name.

NOW IT IS AGREED as follows:-

1. Definitions

1.1 In this Agreement, the following definitions shall apply:-

AVL	Approved Vendor List as supplied by ADDL
Expiry Date	19 October 2006
Ex-Factory Price	The selling price agreed per Product from DEUK to ADDL
OEM Sales	Non-Daewoo branded Sales introduced by DEUK
Product(s)	Any free to view digital terrestrial television receiver which is based on know-how, ideas or any other intellectual property owned and/or developed by ADDL
Purchase Order	An order placed by ADDL or DEUK for the supply of Product(s), pursuant to paragraph 2 of the Terms and

	Conditions.
Quarter	Each three month period ending 31 March, 30 June, 30 September and 31 December in each year during the term of this Agreement.
Sale, Sales, Sell, Sold	The disposal of any Product by way of sale, hire, lease, licence, sub-licence or transfer as notified by ADDL to DEUK from time to time.
Specification	The technical specification for the Product
Terms and Conditions	The terms and conditions for the purchase of Products by ADDL set out in Schedule 1.
Territory	United Kingdom and such other territories as may be agreed in writing from time to time between the parties hereto.

1.2 The headings in this Agreement are for convenience only and shall not affect their interpretation.

2 Manufacture of the Product(s)

2.1 DEUK shall be responsible for the manufacture of the Product(s) in the Territory. For the avoidance of doubt, ADDL shall be entitled at any time to licence or permit the manufacture or sale of the Products by any other person in the Territory.

2.2 With respect to Daewoo branded receivers and OEM Sales, DEUK shall also be responsible for the sales and distribution of the Product in the Territory.

2.3 DEUK shall manufacture the Product(s) in accordance with the Specification, using an AVL supplied by ADDL and in accordance with test procedures agreed with ADDL.

2.4 ADDL will provide reasonable technical support to DEUK in relation to the manufacture of the Product to enable production of the Product(s).

2.5 DEUK shall procure at its cost, all necessary facilities and test and manufacturing equipment for the production and testing of the Product(s). ADDL will pay for the external project costs. External project costs are those which are accumulated from work carried out by a third party.

DEUK will commit to the project if the following conditions are met.

- Agreed feature list (Appendix 1)
- Launch date November 2003
- A working sample of the Product made available for testing at DEUK
- BOM Material cost of $45USD reducing to a target price of $40USD by 2nd quarter 2004 (Appendix 2)

2.6 To the extent necessary for the manufacturing of the Product(s), ADDL shall use its reasonable endeavours to obtain any necessary intellectual property licences from third parties required for the production of the Product.

2.7 DEUK shall comply with all applicable laws and regulations for the time being in force relating to the manufacture, labelling and packaging of the Product(s).

2.8 Where requested by ADDL, DEUK shall manufacture and supply Products to ADDL in accordance with the Terms and Conditions.

3. **Payments and Royalties**

3.1 DEUK agrees to pay to ADDL a licence payment in accordance with Table 1 in respect of the Sale of each Product which, for the avoidance of doubt, includes all Sales to DEUK's customers and ADDL's customers. Such licence payment to be reviewed from time to time to consider the cost savings made by both parties and the market situation, and subject to both parties approval, a new licence fee to be mutually agreed.

Table 1 – License Fee Matrix

	Bom in USD		
Volume of units produced by DEUK not including Orders from ADL	**Bom is more than $40**	**Bom is more than $36 but less than $40**	**Bom is less than $36**
	ADL License fees (GBP)		
0 – 100,000	2.40	2.40	2.40
100,001 – 200,000	1.80	2.40	2.40
200,001 – 300,000	1.20	1.80	1.80
300,001 – Upwards	1.20	1.20	1.20

DEUK shall remit the licence payment in £GBP, monthly and in arrears and on the following terms:

3.1.1 It shall be made on the 15th day of each month following the month to which it relates.

3.1.2 It shall be payable in respect of invoices rendered to customers in respect of the Products during the preceding month (and regardless of whether or not invoices have been paid).

3.1.3 Any amounts not paid on the due date shall bear interest at the rate of 4% above the base rate for the time being at Barclays Bank PLC.

3.2 DEUK shall keep separate records and accurate accounts relating to the Sales of the Product(s) sufficient to calculate the payment and shall permit duly authorised

representatives of ADDL to inspect all such records and accounts and take copies of them at all reasonable times.

3.3 All amounts stated in this Agreement are exclusive of Value Added Tax (or any other applicable tax).

3.4 DEUK shall be responsible for agreeing and paying all royalties associated with the Product in relation to the Eldon royalty (includes MHEG royalty and DTT royalty), COFDM (DVB) royalty and VX/Works royalty.

3.5 DEUK shall, to the best of its ability, strive to deliver volumes of 300K per year for STB's. The forecast as it stands today is…

	March '04	**Aug '04**	**Dec '04**
Volume	**100K**	**100K**	**100K**
Volume/Mth	**33K**	**20K**	**30K**

For avoidance of doubt the above figures are a projected forecast and not confirmed orders.

3.6 If the total value of license fee paid to ADDL, up until Jan 2005, does not amount to £150 000, DEUK will pay the difference to ADDL.

4 Product Branding

4.1 For the avoidance of doubt, DEUK retains sole ownership of the Daewoo trade mark.

4.2 The product will be branded in accordance with the needs of the business.

5 Term and Termination

5.1 Subject to the remainder of this Clause 5, this Agreement shall take effect on the date hereof and shall continue until the Expiry Date ("Initial Term") unless and until terminated as set out below.

5.2 Either party may terminate this Agreement by notice in writing at any time if:

5.3 The other party commits any material breach of this Agreement and (if capable of remedy) fails to remedy such breach within 30 days after being given notice to do so; or

5.4 The other party makes any voluntary arrangement with its creditors, or becomes subject to an administration order or goes into liquidation (other than for the purposes of amalgamation or reconstruction) or a receiver is appointed over any of its property or assets.

5.5 Termination of this Agreement for any reason shall not prejudice any other right or remedy of the other party in respect of the breach concerned and the provisions relating to confidentiality and payment shall survive termination of this Agreement.

6 Assignment and Sub-Licensing

6.1 DEUK shall not assign or sub-licence any of their rights or obligations under this Agreement without the prior written consent of ADDL.

6.2 ADDL may assign this Agreement and any of the licences entirely at their discretion.

7 Force Majeure

Neither party shall be liable for any breach of their obligations hereunder resulting from causes beyond their reasonable control.

8 Warranty

8.1 DEUK hereby warrants and undertakes to ADDL that the Product shall remain free from manufacturing defects for a period of 18 months from the date of manufacture.

8.2 The Product will comply with all applicable standards, statutes and regulations existing in the European Union relating to the manufacturing processes and methods employed in the assembly of the Products.

9 Entire Agreement

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede any and all promises, representations, warranties and other statements whether written or oral made by or on behalf of one party to the other of any nature whatsoever or contained in any document given by one party to the other concerning such subject matter

10. Confidentiality

10.1 Subject to the remaining provisions of this Clause 10, each party undertakes that it will keep confidential all confidential information (written or oral) concerning the Product, the manufacturing process or the business of the other party that they have obtained or received in confidence from the other party in relation to the negotiation or performance of this Agreement ("Confidential Information").

10.2 The provisions of clause 10 shall not apply to any part of the Confidential Information to the extent that it:

a) is already in the possession of the other party other than as a result of a breach of this clause;

b) is in the public domain other than as a result of a breach of this clause or

c) is required to be disclosed by law.

10.3 Each party will only disclose Confidential Information to those directors, employees, professional advisors, agents or sub-contractors who have a need to know and shall ensure that such persons use the Confidential Information solely for the purposes necessary and comply with the provisions of this clause.

11 Relationship of the Parties

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties nor except as expressly provided, shall it constitute or be deemed to constitute a party the agent of the other.

12 Applicable Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of England. The parties irrevocably agree that this Agreement shall be subject to the exclusive jurisdiction of the English Courts.

SCHEDULE 1

Terms and Conditions relating to the Purchase of Product(s) by ADDL

1. APPLICATION OF TERMS

1.1 These terms and conditions shall govern the contract between DEUK and ADDL for the purchase of the Product(s) to the exclusion of all other terms and conditions.

1.2 Any variation to these terms and conditions shall have no effect unless expressly agreed in writing and signed by ADDL.

2. ORDERING AND DELIVERY

2.1. DEUK shall supply products to ADDL in accordance with the Purchase Orders placed by ADDL.

2.2. ADDL shall be entitled to place orders with DEUK in the quantities specified by ADDL for any Product. The Purchase Order shall specify:-

a) the specification for the Product;

b) requested delivery dates.

2.3 The Products shall be delivered based on minimum quantity, carriage paid, to ADDL's place of business or to such other place of delivery as is agreed by ADDL in writing prior to delivery of the Products.

2.4 The date for delivery shall be specified in the Purchase Order, but is likely to be [insert number of days] from the date of the Purchase Order and delivery timescales shall always be of the essence.

2.5 The Products shall remain at the risk of DEUK until delivery to ADDL is complete when ownership of the Products shall pass to ADDL.

3. QUALITY AND DEFECTS

3.1 The Products shall be of the best quality material and workmanship and be without fault and conform in all respects with the Purchase Order and the Specification and/or instructions supplied or advised by ADDL to DEUK from time to time.

3.2 ADDL's rights under these terms and conditions are in addition to the statutory conditions applied in favour of ADDL by the Sale of Goods Act 1979.

3.3 At any time prior to delivery of the Products to ADDL, ADDL shall have the right to inspect and test the Products at all times.

4. INDEMNITY

4.1 DEUK shall keep ADDL indemnified against all direct or indirect or consequential liabilities, loss, damages, costs and expenses (including legal and other professional fees and expenses) awarded against or incurred by or paid by ADDL as a result of or in connection with defective workmanship or quality of materials.

4.2 ADDL shall keep DEUK indemnified against all direct or indirect or consequential liabilities, loss, damages, costs and expenses (including legal and other professional fees and expenses) awarded against or incurred by or paid by DEUK as a result of or in connection with defective design of the Product.

5. PRICE

5.1 The price of the Products shall be an Ex-Factory Price as mutually agreed between both parties and as detailed on the Purchase Order. Such price shall be exclusive of Value Add Tax, but inclusive of all other charges.

6. PAYMENT TERMS

6.1 Standard credit terms shall be adopted as outlined in clause 6.2. unless mutually agreed as otherwise between both parties and provided that credit terms do not exceed 60 days.

6.2 ADDL shall pay the price of the products on the last day of the subsequent month following delivery of the Products to ADDL. For example if the Products were delivered to ADDL on 1st October, payment would not be due until 30th November. The time for payment shall not be of the essence of the contract.

6.3 Without prejudice to any other right or remedy, ADDL reserves the right to set off any amount owing at any time from DEUK to ADDL against any amount payable by ADDL to DEUK under this contract.

Signed for and on behalf of

ADDL LIMITED

....

PETER HILTON .... 23RD OCTOBER 2003

Signed for and on behalf of

DAEWOO ELECTRONICS UK LIMITED

....

Soo-SEOG, CHAE ....